                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of August 14, 2000 by and between Advanstar, Inc., a Delaware corporation (the "Company") and Robert L. Krakoff ("Executive").

     WHEREAS, the Company, Jetman Acquisition Corp., Junior Jetman Corp. and AHI Advanstar LLC have entered into an Agreement and Plan of Merger dated as of August 14, 2000 (the "Merger Agreement").

     WHEREAS, this Agreement shall take effect on and from (but no earlier than) the date of the closing of the transactions contemplated by the Merger Agreement (the "Effective Date").

     WHEREAS, upon any termination of the Merger Agreement, this Agreement shall be null and void;

     WHEREAS, nothing in this Agreement shall affect Executive's rights and obligations under his existing employment agreement with the Company until the Effective Date;

     WHEREAS, the Company currently operates certain trade exposition and publishing businesses; and

     WHEREAS, the Company wishes to continue to employ Executive and Executive is prepared to continue to serve in those capacities required by the Company.

     NOW, THEREFORE, the parties agree as follows:

     1.  Position and Authority.  The Company agrees to employ the Executive,
         ----------------------
and the Executive accepts such employment and agrees to serve the Company as Chairman of the Board of Directors and Chief Executive Officer of the Company and any of its respective Subsidiaries as may from time to time be requested by the Company, for the compensation and benefits detailed in Sections 3 and 4 hereof. It is understood that the Executive will report to the Board of Directors and that no other officer shall regularly so report. During the Employment Term, the Company shall nominate Executive, and shall use its commercially reasonable best efforts to cause Executive to be elected, to the Board of Directors. The Executive shall be the highest ranking officer of the Company and shall have (in all cases subject to the overall authority and control of the Board of Directors) such authority as is typical for executives having similar positions in similar companies. A "Subsidiary" shall be any company in which the Company beneficially owns more than 50% of the voting power of such company's outstanding voting securities.

     2.  Duties.  Executive shall devote substantially all of his business time
         ------
(subject to four weeks of vacation, or such greater amount as is authorized by the Board of Directors) to the affairs of the Company during the employment term, except as may be consented to by the Board of Directors. Notwithstanding the foregoing, to the extent that it does not materially interfere with the performance of his duties, Executive may devote such business time as is reasonably necessary to his duties as a director of not more than two business corporations not affiliated with the Company, and Executive may devote business time to any charitable or not-for-profit activities. Executive shall perform such duties and responsibilities as the Board of Directors of the Company may reasonably determine from time to time, provided that such duties and responsibilities are consistent with Executive's position as Chief Executive Officer of the Company and do not diminish Executive's authority as set forth in
Section 1 hereof. Executive will not be required to relocate his permanent residence outside of greater Boston, Massachusetts; provided that, if Executive and the Company agree that Executive will relocate his permanent residence to another city (such agreement to include the Company's reimbursement of relocation expenses) (a "New Location") and perform his duties and responsibilities pursuant to the terms of this contract at the Company's offices in the New Location, then Executive will not be required to relocate his permanent residence outside the New Location.

     3.  Base Compensation and Bonus.
         ---------------------------

     (a) Base Compensation.  Executive will be compensated at a base salary rate
         -----------------
of $600,000 per year (or such higher rate as may be set from time to time by the Board of Directors in its discretion) during the employment term. Base compensation will be paid in installments on the same schedule as the Company's Subsidiaries generally pay their employees. All compensation and benefits will be subject to reduction by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

     (b) Bonus for any Fiscal Year.  The Executive shall receive bonus
         -------------------------
compensation based on the relationship between the Company's actual earnings before interest, taxes, depreciation and amortization and non-cash compensation expense ("EBITDA") for each fiscal year starting with the fiscal year ending December 31, 2000 (determined based on the Company's audited financial statements for such fiscal year) and the EBITDA set for such year in the Company "Adjusted Business Plan" (as defined below) as follows:

        Actual EBITDA                     Bonus
        as a Percentage                   (as a Percentage
        of Plan                           of Base Salary
        --------------------              --------------------
        Less than 80%                     No bonus

        100%                              50% of Base Salary

        120% or More                      100% of Base Salary

     If actual EBITDA as a percentage of the Company's Adjusted Business Plan falls between 80% and 120%, the amount of bonus shall be pro rated on a straight-line basis. In no case shall bonus payable under this Section 3(b) exceed 100% of Base Salary unless agreed to by the Board of Directors in its absolute discretion. Nothing herein shall be construed to prohibit or restrict the Company from paying additional compensation to Executive if the Board of Directors so determines in its absolute discretion.

     The "Adjusted Business Plan" shall be the Company's business plan for the fiscal year in question as approved by the Board of Directors with the consent of Executive, appropriately adjusted for acquisitions or dispositions during the year as determined by the Board of Directors in good faith. If the Board and the Executive do not adopt a mutually satisfactory business plan prior to the beginning of any fiscal year, the business plan for purposes of this Section 3(b) for any year shall be based upon the "target" EBITDA for such year in the Management Equity Program attached as an exhibit to the Merger Agreement (as defined below), subject to adjustment as provided in such program for acquisitions and dispositions occurring after the date thereof.

     Any bonus payable under this Section 3(b) shall be paid not later than 60 days after the applicable fiscal year end.

     4.  Benefits.
         --------

     (a) During Executive's employment by the Company, Executive will receive the same (or substantially similar) employee benefits to those provided by the Company or its Subsidiaries to other members of senior management from time to time, including, without limitation, medical and dental insurance, disability insurance and life insurance (the latter in an amount of not less than $2,000,000), provided, that regardless of whether or not paid for other members of senior management, the Company shall pay the entire amount of any premium for life insurance in an amount of $2,000,000 and disability insurance provided by the Company to Executive under this Agreement.

     (b) During and after the employment term the Company agrees that if Executive is made a party, or compelled to testify or otherwise participate in, any action, suit or proceeding (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company or any of its Subsidiaries, Executive shall be indemnified by the Company as provided in Section 145 of the Delaware General Corporation Law or (but not to any lesser extent) as authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors against all cost, expense, liability, damage and loss reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director or officer of the Company or Subsidiary for the period of any applicable statute of limitations or, if longer, for the period in which any such Proceeding which commenced within the period of any such statute of limitations is pending. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined, in a final judgment for which the time to appeal has expired, that, pursuant to applicable law, he is not entitled to be indemnified against such costs and expenses.

     (c) The Company will reimburse Executive for his reasonable and customary business expenses, including travel, accommodations and meals.

     Such reimbursement shall include the reasonable cost of travel to and from Boston (other than commuting expenses) and accommodations and meals when outside of Boston.

     (d) The Company shall lease in Boston office space, reasonably satisfactory to Executive, at which the Company's principal executive offices shall be located, including Executive's principal office. Any leasehold improvements reasonably necessary to prepare such office space for use as the Company's principal executive office, and all reasonably necessary office equipment, shall be paid for by the Company. The Company shall provide Executive with a secretary and such additional office staff as the Board of Directors and Executive shall determine.

     5.  Reserved.
         --------

     6.  Term.  This Agreement shall have a term equal to the period from the
         ----
Effective Date through September 30, 2003 (the "Employment Term"), provided that
                                                                   --------
Sections 9 and 10 shall survive such expiration in accordance with their terms.

     7.  Termination.
         -----------

     (a) This Agreement may be terminated by the Company at any time for Cause upon written notice to Executive, which notice shall specify the reason for termination. Such notice shall be given at any time prior to termination in the case of matters described in clauses (B) or (C), and shall be given not less than 30 days prior to the date of termination, in the case of matters described in clauses (A), (D) or (E), and in the case of matters described in clauses (A),
(D) or (E) shall be rescinded if the Executive cures any misconduct, negligent act, breach or failure giving rise to such notice to the reasonable satisfaction of the Board of Directors, including curing any damage suffered by the Company as a result thereof. As used herein, "Cause" shall mean (A) willful misconduct or gross negligence by Executive in respect of his material obligations under this Agreement, (B) conviction of a felony involving moral turpitude, (C) theft of Company property or other disloyal or dishonest conduct of the Executive that materially harms the Company or its business or (in the case of dishonest conduct) undermines the confidence of the Board of Directors, (D) willful breach of this Agreement, or (E) willful failure to observe Company policies or carry out the directives of the Board of Directors.

     (b) Executive may terminate this Agreement for Good Reason by giving thirty
(30) days prior written notice to the Company. In the case of matters described in clauses (ii) and (iii) below, such notice shall be rescinded if the Company cures any assignment of duties or withdrawal of authority or breach to the reasonable satisfaction of Executive, including curing any damage suffered by Executive as a result thereof. "Good Reason" shall exist only if (i) Executive is removed or is not re-appointed as the Company's Chief Executive Officer, except in connection with termination of this Agreement by the Company for Cause or due to death or Disability (as defined below), (ii) Executive is assigned duties, or authority is withdrawn from Executive, inconsistent with Executive's authority pursuant to Section 1, without Executive's express written consent,
(iii) breach by the Company of any material obligation of the Company under this Agreement or (iv) DLJ and its affiliates shall cease to beneficially own, directly or indirectly, at least 50% of the voting securities of the Company, and another person or group (as defined in Section 13 of the Securities Exchange
Act) beneficially owns greater than 50% of such voting securities.

     (c) Should the Executive terminate this Agreement for Good Reason, or should the Company terminate this Agreement without Cause, then the Executive shall be entitled to receive, for a period of one year, the salary and the benefits provided for in Sections 3 and 4 hereof, provided that any bonus under
                                                  --------
Section 3(b) will be payable only with respect to that portion of the fiscal year in which Executive's employment was terminated (or any prior fiscal year for which bonus remains unpaid)); bonus for any partial fiscal year shall be determined by multiplying the bonus Executive would have received had he continued to work for the Company during the entire fiscal year by a fraction, the numerator of which is the number of days in the fiscal year during which Executive was employed by the Company, and the denominator of which is 365 (such amount the "Pro Rata Bonus Amount"). If any such benefits cannot be legally provided, or the provision thereof would disqualify any plan for favorable tax treatment under the Internal Revenue Code, a financially equivalent substitute shall be provided. The Company shall have no obligation to Executive under this
Section 7(c) if Executive breaches the provisions of the letter agreement referred to in Section 9. This clause (c) shall not apply to a termination under clause (d) below.

     (d) This Agreement shall terminate automatically upon Executive's death. This Agreement may be terminated by the Company upon written notice to Executive, or by Executive upon written notice to the Company, upon Executive's Disability. For purposes of this Agreement, "Disability" means the Executive's suffering of a disability which shall have prevented him from performing his obligations hereunder for a period of at least 120 consecutive days or 180 non-consecutive days in any 365 day period. In the event of termination of this Agreement due to Executive's death or Disability, in addition to any salary due to Executive as of the date of death or Disability and remaining unpaid, Executive shall be entitled to receive, at such time as Executive would otherwise would have received such sum, the Pro Rata Bonus Amount for the portion of the fiscal year in which Executive's death or Disability occurred during which Executive was employed by the Company.

     (e) If the Company terminates this Agreement with Cause or if the Executive terminates this Agreement without Good Reason, or if this Agreement is terminated under clause (d) above, then the Executive shall, from the date of such termination, no longer be entitled to any compensation under Sections 3 or 4 (other than, in the case of termination for Disability, disability benefits as provided pursuant to Section 4 and, in the case of termination for death or Disability, any bonus payable pursuant to clause (d) above). Nothing in this clause (e) shall affect Executive's rights under Company health and disability plans in which Executive participates to the extent such plans provide for benefits to be paid following the termination of employment.

     (f) Termination of this Agreement shall not discharge any liability (of either the Company or the Executive) existing at the date of termination. Further, notwithstanding any termination, the provisions of Sections 9 and 10 shall survive in accordance with their terms.

     (g) If Executive ceases to be employed by the Company for any reason, Executive will resign from the Board of Directors if requested by the Company.

     8.  Effective Date.  This Agreement shall take effect  on and from (but no
         --------------
earlier than) the Effective Date.

     9.  Non-Competition and Confidentiality.  Executive shall execute and
         -----------------------------------
deliver a letter agreement in the form of Exhibit A hereto.

     10.  Arbitration.  Any claim arising out of or relating to this Agreement
          -----------
(including disputes regarding the presence or absence of "Cause" or "Good Reason" in the event of a termination), or otherwise arising out of or relating to the Executive's employment by the Company, will be subject to arbitration in New York, New York (if brought by Executive) or Boston, Massachusetts (if brought by the Company), in accordance with the Federal Arbitration Act and the rules of the American Arbitration Association relating to commercial disputes. The prevailing party in any such arbitration shall be entitled to recover from the other party its reasonable expenses incurred in connection with such arbitration, including the reasonable fees and expenses of counsel.

     11.  Severability.  If any provision of this Agreement is determined to be
          ------------
invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

     12.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between Executive and the Company with respect to the terms and conditions of the employment of Executive by the Company, and as of the Effective Date supersedes all prior or concurrent arrangements, discussions, agreements or understandings with respect to the Executive's employment, including, without limitation, any right of Executive under his prior employment agreement to terminate his employment for Good Reason upon a change of control.

     13.  Governing Law.  This Agreement shall be governed by the laws of
          -------------
Massachusetts without regard to principles of conflicts of law.

     14.  Notice.  Any notice, or other written communication to be given
          ------
pursuant to this Agreement for whatever reason shall be deemed duly given and received (a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed to the above parties as follows:

     If to the Company:

             Advanstar, Inc.
             545 Boylston Street
             Boston, Massachusetts 02116
             Attn:  Board of Directors

     with a copy to each of:

          DLJ Merchant Banking Partners
          277 Park Avenue
          New York, NY 10012
          Attn:  David M. Wittels
     and

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, NY 10017
          Attn:  Nancy L. Sanborn

     If to Executive:

          Robert L. Krakoff
          257 Commonwealth Avenue
          Boston, Massachusetts  02116

     and:

          Testa, Hurwitz & Thibeault, LLP
          High Street Tower
          125 High Street
          Boston, Massachusetts   02110
          Attn:  F. George Davitt, Esq.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

                              ADVANSTAR, INC.


                              By:______________________________
                                 David W. Montgomery
                                 Chief Financial Officer



                                 ______________________________
                                 Robert L. Krakoff

                                                                       Exhibit A
                                                                       ---------

                                Advanstar, Inc.
                              545 Boylston Street
                                Boston, MA 02116

                                August 14, 2000


Robert L. Krakoff
257 Commonwealth Avenue
Boston, MA  02116

Dear Mr. Krakoff:

     You are to be employed by Advanstar, Inc. (the "Company" and, together with its subsidiaries "Advanstar"). In consideration of your employment with the Company, you and the Company agree as follows:

     1.  Non-Competition.  You agree that you will not, during the course of
         ---------------
your employment with the Company or for the Non-Compete Period following the termination of such employment, compete with Advanstar, as defined in paragraph 4 below. As used herein "Non-Compete Period" means (a) if your employment is terminated by the Company without Cause (as defined therein) or by you for Good Reason (as defined therein), six months or (b) if your employment is terminated for any other reason, one year.

     2.  Confidentiality.  You acknowledge that your association with Advanstar
         ---------------
will bring you into close contact with many confidential affairs of Advanstar, including information about costs, profits, markets, sales, publications, key personnel, pricing policies, operational methods, other business affairs, methods and other information not readily available to the public, and plans for future development. In recognition of the foregoing, you covenant and agree that you will keep confidential all material confidential to Advanstar that is not otherwise in the public domain and that you will not intentionally disclose any such information to anyone outside Advanstar or make any use thereof for your own benefit or for any purpose other than the advancement of the business of Advanstar at any time except with the prior written consent of Advanstar as evidenced by a certified resolution of the Board of Directors of the Company. For purposes of this Agreement, the following information shall be deemed not to constitute confidential information of Advanstar:

     (a) Any information developed independently by you not in connection with your employment;

     (b) Information that was received by you from a third-party, which, to your knowledge, is not bound by an agreement of confidentiality with Advanstar; or

     (c) Any information that is in the public domain or generally available to the public.

     3.  No Solicitation of Employees.  You covenant that during the Non-Compete
         ----------------------------
Period, you will not, and no person, corporation, partnership, or other entity over which you exercise control (whether as an officer, director, sole proprietor, holder of debt or equity securities, consultant, partner, or otherwise) will, directly or indirectly (a) enter into any written or oral agreement or understanding relating to the services of any person who is then employed by Advanstar or, in the case of any employee other than secretaries, clerks and similar employees fulfilling merely clerical functions, who has been so employed within the preceding six months, or (b) solicit, or bid against Advanstar in an attempt to be awarded, any trade show or exposition business, or any publishing contract, from any party sponsoring or arranging any trade show or exposition, or publishing or sponsoring any publication, in either case with which Advanstar then has such a relationship or contract.

     4.  Certain Definitions.  For purposes of this Letter Agreement,
         -------------------
competition with Advanstar shall include carrying on any business that is competitive with the business of Advanstar, in the United States or in any other country in which Advanstar conducts business as of the termination of your employment. For purposes of this Letter Agreement, (a) the business of Advanstar will be deemed to include (without limitation) the organization of trade shows and expositions of the type and with respect to the industries held by Advanstar as of the termination of your employment or identified by Advanstar in internal strategic initiative plans which have been reviewed and approved but not yet implemented (it being understood that industry shall be analogized to the categories of the category system of the Standard Rate Data Service) and the publication (including electronic publication) of trade journals and other magazines aimed at the particular businesses, industries or professions (as defined by category according to the category system of the Standard Rate Data Service) at which Advanstar's operations are aimed or identified by Advanstar in internal strategic initiative plans which have been reviewed and approved but not yet implemented, and (b) each of the following activities (without limitation) will be deemed to constitute to carrying on business: to engage in, work with, have interest in, advise, lend money to, guarantee the debts or obligations of, or permit one's name or any part thereof to be used in connection with, an enterprise or endeavor either individually, in partnership, or in conjunction with any person, firm, association, company, or corporation, whether as principal, agent, shareholder (other than holding of less than 1% of the voting securities of any public company or 5% of the voting securities of any private company), employee, director, consultant, or in any other capacity or manner whatsoever.

     5.  Severability.  The scope and effect of the terms and provisions
         ------------
contained in this Letter Agreement (including the noncompetition covenant contained in Section 1) will be as broad in time (but not beyond the time periods specified herein), geography, and all other respects as is permitted by applicable law. If arbitrators, a court, or another body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope, then if possible such term or provision will be adjusted (rather than voided) in accordance with the purpose stated in the preceding sentence and with applicable law, but in such a manner as to minimize the change in the provision. If such term or provision cannot be so adjusted, then it will be struck. All other terms and provisions of this Letter Agreement will be deemed valid and enforceable to the full extent possible.

     6.  Remedies.  If any of the covenants or agreements in Sections 1, 2 or 3
         --------
are violated or threatened to be violated, you agree and acknowledge that such violation or threatened violation will cause irreparable injury to Advanstar, and that the remedy at law of Advanstar for any such violation or threatened violation will be inadequate and that Advanstar will be entitled to obtain any injunction prohibiting a continuance or occurrence of such violations or threatened violations in addition to (not in limitation of) any other rights or remedies available at law or in equity. Your services hereunder are of a special, unique, unusual, extraordinary character which gives them peculiar value, the loss of which cannot be reasonably or adequately computed in damages.

     The provisions of this Letter Agreement will be binding upon and inure to the benefit of our respective heirs, executives, administrators, successors and assigns. This Letter Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. If there is any conflict between the provisions of this letter agreement and the provisions of any other agreement between you and the Company in respect of the subject matter hereof, the provisions of this agreement shall govern.

                              Very truly yours,

                              ADVANSTAR, INC.


                              By:_________________________
                                 David W. Montgomery
                                 Chief Financial Officer


ACCEPTED AND AGREED:


______________________________
Robert L. Krakoff